Exhibit 16.1

August 5, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 5, 2024 of Civista Bancshares, Inc. and are in agreement with the statements therein concerning Forvis Mazars LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Cincinnati, Ohio